Exhibit 8

Asian Infrastructure Investment Bank

Auditor’s Review Report

Condensed Financial Statements (Unaudited)

for the Six Months Ended June 30, 2023

REPORT ON REVIEW OF INTERIM FINANCIAL INFORMATION

To the Board of Governors of the Asian Infrastructure Investment Bank:

Introduction

We have reviewed the interim financial information set out on pages 1 to 46, which comprises the condensed statement of financial position of the Asian Infrastructure Investment Bank as of June 30, 2023 and the condensed statement of comprehensive income, the condensed statement of changes in equity and the condensed statement of cash flows for the six-month period then ended and notes, comprising material accounting policy information and other explanatory information. Management is responsible for the preparation and presentation of this condensed interim financial information in accordance with International Accounting Standard 34 “Interim Financial Reporting”. Our responsibility is to express a conclusion on this condensed interim financial information based on our review.

Scope of Review

We conducted our review in accordance with International Standard on Review Engagements 2410, “Review of Interim Financial Information Performed by the Independent Auditor of the Entity”. A review of interim financial information consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with International Standards on Auditing and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Conclusion

Based on our review, nothing has come to our attention that causes us to believe that the condensed interim financial information is not prepared, in all material respects, in accordance with International Accounting Standard 34 “Interim Financial Reporting”.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Certified Public Accountants

Hong Kong, China

August 16, 2023

PricewaterhouseCoopers, 22/F Prince’s Building, Central, Hong Kong SAR, China

T: +852 2289 8888, F: +852 2810 9888, www.pwchk.com

Contents

Financial Statements

Condensed Statement of Comprehensive Income	1
Condensed Statement of Financial Position	2
Condensed Statement of Changes in Equity	3
Condensed Statement of Cash Flows	4
Notes to the Condensed Financial Statements	5-46
A. General Information	5
B. Accounting Policies	5-6
C. Disclosure Notes	7-30
D. Financial Risk Management	31-42
E. Fair Value Disclosure	43-46

Asian Infrastructure Investment Bank

Condensed Statement of Comprehensive Income

For the six months ended June 30, 2023

In thousands of US Dollars	Note	For the six months ended June 30, 2023 (unaudited)	For the six months ended June 30, 2022 (unaudited)
Interest income	C1	884,321	179,499
Interest expense	C1	(358,741)	(115,430)
Net interest income		525,580	64,069
Net fee and commission income	C2	16,429	17,397
Net gain on financial instruments measured at fair value through profit or loss	C3	53,549	71,959
Net loss on financial instruments measured at amortized cost	C9	(3,800)	(10,807)
Share of gain on investment in associate	C10	2,122	689
Impairment provision	C4	(36,931)	(152,633)
General and administrative expenses	C5	(103,602)	(83,533)
Net foreign exchange (loss)/gain		(60,255)	22,099
Operating profit/(loss) for the period		393,092	(70,760)
Accretion of paid-in capital receivables	C11	712	1,320
Net profit/(loss) for the period		393,804	(69,440)
Other comprehensive income Items will not be reclassified to profit or loss
Unrealized (loss)/gain on fair-valued borrowings arising from changes in own credit risk	C13	(120,126)	52,603
Total comprehensive income/(loss)		273,678	(16,837)
Attributable to:
Equity holders of the Bank		273,678	(16,837)

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Financial Position

As at June 30, 2023

In thousands of US Dollars	Note	June 30, 2023 (unaudited)	Dec. 31, 2022 (audited)
Assets
Cash and cash equivalents	C6	2,601,708	3,077,356
Term deposits	C6	6,226,009	6,669,005
Investments at fair value through profit or loss	C7	16,543,701	12,701,947
Loan investments, at amortized cost	C8	20,109,189	17,641,931
Bond investments, at amortized cost	C9	6,243,632	4,565,178
Paid-in capital receivables	C11	282,465	304,862
Derivative assets	C14	531,625	477,469
Investment in associate	C10	51,298	49,176
Property and equipment		5,246	4,365
Intangible assets		5,461	6,712
Other assets	C12	1,695,090	1,911,247
Total assets		54,295,424	47,409,248
Liabilities
Borrowings	C13	30,882,470	24,475,728
Derivative liabilities	C14	2,219,115	2,286,664
Prepaid paid-in capital		1,000	-
Other liabilities	C15	453,436	181,131
Total liabilities		33,556,021	26,943,523
Members’ equity
Paid-in capital	C16	19,392,900	19,392,900
Reserves
Accretion of paid-in capital receivables		(1,556)	(2,268)
Unrealized (loss)/gain on fair-valued borrowings arising from changes in own credit risk	C13	(110,578)	9,548
Retained earnings		1,458,637	1,065,545
Total members’ equity		20,739,403	20,465,725
Total liabilities and members’ equity		54,295,424	47,409,248

The accompanying notes are an integral part of these financial statements

/s/ Jin Liquin	/s/ Andrew Cross
Mr. Jin Liquin President	Mr. Andrew Cross Chief Financial Officer

Asian Infrastructure Investment Bank

Condensed Statement of Changes in Equity

For the six months ended June 30, 2023

					Reserves

In thousands of US Dollars	Note	Subscribed capital	Less: callable capital	Paid-in capital	Accretion of paid-in capital receivables	Unrealized (loss)/gain on fair-valued borrowings arising from changes in own credit risk	Retained earnings	Total members’ equity
Jan. 1, 2022		96,775,100	(77,420,100)	19,355,000	(3,463)	(61,622)	876,003	20,165,918
Capital subscription and contribution		164,600	(131,700)	32,900	-	-	-	32,900
Net loss for the period		-	-	-	-	-	(69,440)	(69,440)
Other comprehensive income		-	-	-	-	52,603	-	52,603
Paid-in capital receivables - accretion effect		-	-	-	(871)	-	-	(871)
Transfer of accretion	C11	-	-	-	1,320	-	(1,320)	-
June 30, 2022 (unaudited)	C16	96,939,700	(77,551,800)	19,387,900	(3,014)	(9,019)	805,243	20,181,110
Jan. 1, 2023		96,964,700	(77,571,800)	19,392,900	(2,268)	9,548	1,065,545	20,465,725
Capital subscription and contribution		-	-	-	-	-	-	-
Net profit for the period		-	-	-	-	-	393,804	393,804
Other comprehensive income		-	-	-	-	(120,126)	-	(120,126)
Paid-in capital receivables - accretion effect		-	-	-	-	-	-	-
Transfer of accretion	C11	-	-	-	712	-	(712)	-
June 30, 2023 (unaudited)	C16	96,964,700	(77,571,800)	19,392,900	(1,556)	(110,578)	1,458,637	20,739,403

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Cash Flows

For the six months ended June 30, 2023

In thousands of US Dollars	Note	For the six months ended June 30, 2023 (unaudited)	For the six months ended June 30, 2022 (unaudited)
Cash flows from operating activities
Net profit/(loss) for the period		393,804	(69,440)
Adjustments for:
Interest income from term deposits		(174,695)	(30,482)
Interest expense	C13,C1	354,150	113,236
Issuance cost for borrowings	C5	6,885	2,848
Accretion of paid-in capital receivables	C11	(712)	(1,320)
Net gain on financial instruments measured at fair value through profit or loss		(13,554)	(70,492)
Share of gain on investment in associate	C10	(2,122)	(689)
Impairment provision	C4	36,931	152,633
Depreciation and amortization		1,463	1,211
Increase in loan investments	C8	(2,502,664)	(2,323,026)
Increase in bond in investment operations portfolio		(159,910)	(98)
Net cash (paid for)/received from derivatives		(386,950)	98,906
Decrease/(increase) in other assets		216,643	(1,190,690)
Increase in other liabilities		271,015	299,125
Net cash used in operating activities		(1,959,716)	(3,018,278)
Cash flows from investing activities
Increase in investment of funds, trusts and others		(160,600)	(160,541)
Dividends received and return of capital contributions		10,341	36,436
Bond at amortized cost purchased in treasury investment portfolio		(1,674,133)	(1,506,571)
Net purchase in other treasury investment		(3,386,651)	(1,161,853)
Decrease in term deposits		484,274	2,800,000
Increase in investment in associate		-	(7,500)
Interest received from term deposits		133,417	20,097
Increase in intangible assets, property and equipment		(543)	(983)
Net cash (used in)/from investing activities		(4,593,895)	19,085
Cash flows from financing activities
Proceeds from borrowings, net	C13	8,893,721	3,424,880
Repayments of borrowings	C13	(2,593,029)	(33,156)
Interest payments on borrowings	C13	(246,838)	(103,444)
Capital contributions received	C11	23,109	8,117
Prepaid paid-in capital received		1,000	-
Net cash from financing activities		6,077,963	3,296,397
Net (decrease)/increase in cash and cash equivalents		(475,648)	297,204
Cash and cash equivalents at beginning of period		3,077,356	2,109,608
Cash and cash equivalents at end of period	C6	2,601,708	2,406,812

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

A	General Information

The Asian Infrastructure Investment Bank (the “Bank” or “AIIB”) is a multilateral development bank. By the end of year 2015, representatives from 57 countries signed AIIB’s Articles of Agreement (the “AOA”) which entered into force on Dec. 25, 2015. The Bank commenced operations on Jan. 16, 2016. AIIB’s principal office is in Beijing, the People’s Republic of China (the “PRC”).

As at June 30, 2023, the Bank’s total approved membership is 106, of which 92 have completed the membership process and have become members of AIIB in accordance with the AOA.

AIIB’s purpose is to (i) foster sustainable economic development, create wealth and improve infrastructure connectivity in Asia by investing in infrastructure and other productive sectors; and (ii) promote regional cooperation and partnership in addressing development challenges by working in close collaboration with other multilateral and bilateral development institutions.

The legal status, privileges and immunities for the operation and functioning of AIIB in the PRC are agreed in the AOA and further defined in the Headquarters Agreement between the government of the People’s Republic of China (the “Government”) and the Bank on Jan. 16, 2016.

The Bank’s first overseas office, an Interim Operational Hub (the “Hub”), was established in Abu Dhabi, the United Arab Emirates, upon the government of the United Arab Emirates (the “UAE”) and the Bank signing an agreement regarding the establishment of an office in the UAE on April 19, 2023. The Hub provides proximity to global financial centers and connectivity with the international infrastructure ecosystem which is important in maintaining AIIB’s growth momentum.

These financial statements were signed by the President and the Chief Financial Officer on Aug. 16, 2023.

B	Accounting Policies

B1	Basis of preparation

These condensed interim financial statements for the six months ended June 30, 2023 have been prepared in accordance with International Financial Reporting Standard: IAS 34 Interim Financial Reporting, and should be read in conjunction with the annual financial statements for the year ended Dec. 31, 2022.

The accounting policies adopted are consistent with those used in the Bank’s annual financial statements for the year ended Dec. 31, 2022.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise judgment in its process of applying the Bank’s accounting policies. The financial statements have been prepared on a going concern basis.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B2	New accounting pronouncements

The new accounting pronouncements, amendments and interpretations issued during the six months ended June 30, 2023, do not have any significant impact on the operating results, financial position and comprehensive income of the Bank, based on the assessment of the Bank.

B3	Comparatives

The comparative date of the Condensed Statement of Financial Position is as at Dec. 31, 2022, while the comparative period of the Condensed Statement of Comprehensive Income, the Condensed Statement of Changes in Equity and the Condensed Statement of Cash Flows are from Jan. 1, 2022 to June 30, 2022.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C1	Interest income and expense

	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Interest income
Loan investments (1)	547,303	122,809
Cash, cash equivalents, and deposits	271,109	34,082
Bond investments	65,909	22,608
Total interest income	884,321	179,499
Interest expense
Borrowings (2)	(358,740)	(115,430)
Lease	(1)	-
Total interest expense	(358,741)	(115,430)
Net interest income	525,580	64,069

(1) Interest income for loan investments includes amortization of front-end fees, and other incremental and directly related costs in relation to loan origination that are an integral part of the effective interest rate of those loans.

(2) Interest expense is accrued mainly based on the notional coupon rate. However, the Bank uses derivatives to manage interest rate and foreign currency risks, and hence, the actual borrowing cost for the Bank is swapped from fixed to floating rate. The hedging results are presented in Note C14 Derivatives.

C2	Net fee and commission income

	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Loan commitment fee and service fee	17,471	17,116
Special Funds administration fee (Note C20)	75	125
MCDF administration fee (1)	1,128	1,196
Implementing entity administration fee (2)	69	191
Others	-	7
Total fee and commission income	18,743	18,635
Cofinancing service fee	(2,314)	(1,238)
Total fee and commission expense	(2,314)	(1,238)
Net fee and commission income	16,429	17,397

(1) According to the Governing Instrument of the Finance Facility of the Multilateral Cooperation Center for Development Finance (“MCDF Finance Facility”) and the agreement on the terms and conditions of service as the administrator of the MCDF Finance Facility, AIIB provides administrative and financial services to the MCDF Finance Facility, including hosting of the secretariat of the Multilateral Cooperation Center for Development Finance (“MCDF”). Therefore, the Bank charges an administration fee for the services provided as the administrator of the MCDF Finance Facility. The MCDF serves as a multilateral initiative to foster high-quality infrastructure and connectivity investments in developing countries.

(2) Implementing entity refers to AIIB’s role as either implementing partner, technical partner, or another analogous role, in a multilateral partnership facility.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C3	Net gain on financial instruments measured at fair value through profit or loss

	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Money Market Funds (Note C6)	39,995	1,467
Investments at fair value through profit or loss (Note C7)	150,526	(222,983)
Borrowings (Note C13)	128,272	1,188,539
Derivatives (Note C14):
- Borrowings associated	(505,457)	(1,181,318)
- Loan investments associated	40,877	112,996
- Treasury investment portfolio and bond investments associated	199,336	173,258
Total	53,549	71,959

C4	Impairment provision

	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Impairment provision for
- Loan investments (Note C8)	35,661	143,586
- Bond investments (Note C9)	1,270	9,047
Total impairment provision	36,931	152,633

C5	General and administrative expenses

	For the six months ended June 30, 2023	For the six months ended June 30, 2022
Staff costs	55,752	46,047
Professional service expenses	15,324	13,916
IT services	9,047	8,829
Issuance cost for borrowings	6,885	2,848
Facilities and administration expenses	7,417	7,410
Travelling expenses	4,658	1,054
Others	4,519	3,429
Total general and administrative expenses	103,602	83,533

Refer to Note C20 for details of key management remuneration.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C6	Cash, cash equivalents, and deposits with banks

	June 30, 2023	Dec. 31, 2022
Cash	-	-
Deposits with banks
- Demand deposits (1)	66,090	106,253
- Term deposits with initial maturity of three months or less	1,939,378	1,690,454
Money Market Funds (2)	596,240	1,280,649
Total cash and cash equivalents	2,601,708	3,077,356
Add: term deposits with initial maturity more than three months (3)	6,226,009	6,669,005
Total cash, cash equivalents, and deposits with banks	8,827,717	9,746,361

(1)	USD45.77 million of demand deposits is segregated for the externally managed portfolios (Dec. 31, 2022: USD73.15 million).

(2)	Money Market Funds

	For the six months ended June 30, 2023	For the year ended Dec. 31, 2022
As at beginning of period/year	1,280,649	1,710,022
Additions	8,219,088	13,402,000
Disposals	(8,943,492)	(13,848,258)
Fair value gain, net	39,995	16,885
Total Money Market Funds	596,240	1,280,649

Money Market Funds (“MMFs”) are rated triple-A equivalent and invest in a diversified portfolio of short-term high-quality assets. The objective of the investment is only to meet short-term cash commitments. The MMFs are subject to an insignificant risk of changes in value, with daily liquidity and an investment return comparable to normal USD denominated money market interest rates. The MMFs are exposed to credit, market and liquidity risks, and are measured at fair value.

(3)

Term deposits with initial maturity more than three months have maturities up to 24 months. As at June 30, 2023, USD6.23 billion of term deposits has remaining maturity within 12 months (Dec. 31, 2022: USD6.67 billion).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C7	Investments at fair value through profit or loss

	For the six months ended June 30, 2023	For the year ended Dec. 31, 2022
As at beginning of period/year	12,701,947	10,565,949
Additions, net	3,696,702	2,174,149
Return of capital contributions	(5,474)	(55,845)
Net gain of investments	150,526	17,694
Total investments at fair value through profit or loss	16,543,701	12,701,947

Analysis of investments at fair value through profit or loss:

	June 30, 2023	Dec. 31, 2022
External Managers Program (a)	4,126,273	4,020,106
Bond investments (b)	8,080,955	5,738,255
Certificates of deposit and commercial papers (c)	3,338,831	2,114,223
Investment operations fixed income portfolio (d)	234,598	220,451
Investment in funds,trusts and others (e)	763,044	608,912
Total investments at fair value through profit or loss	16,543,701	12,701,947

(a)

The Bank has engaged external asset managers to invest in portfolios of high credit quality securities (the “External Managers Program”). The portfolios are fair value measured and securities are eligible for sale. The following table sets out the amounts of the investment portfolio by asset categories.

External Managers Program	June 30, 2023	Dec. 31, 2022
Investment grade corporate bonds	1,670,985	1,704,603
Sovereign, Supranational and Agency bonds	1,015,663	1,163,506
Treasury bills and notes	907,064	692,923
Term deposits and certificates of deposit	249,993	238,171
Commercial papers	165,483	109,895
Other investment securities	117,085	111,008
Total	4,126,273	4,020,106

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C7	Investments at fair value through profit or loss (Continued)

(b)

The Bank invests in bond securities which are actively managed. The bond investments are measured at fair value through profit or loss. The bonds invested are mainly of high credit quality. The Bank also invested in infrastructure related securities in investment operations portfolio.

(c)

The Bank invests in certificates of deposit and commercial papers which are actively managed within treasury investment portfolio and measured at fair value through profit or loss. The certificates of deposit and commercial papers are of high credit quality.

(d)

The Bank has engaged external asset managers to invest in a fixed-income portfolio. The objective of this portfolio is to develop the climate bond markets in Asia, composing of labeled green bonds and unlabeled climate-aligned bonds. The investment strategy targets climate bond issuers who rate high on the evaluation of three dimensions related to the Paris Agreement: (a) climate mitigation, (b) climate adaptation and (c) contribution to the transition to a low carbon, climate resilient economy.

(e)

The Bank invests in limited partnership funds (“LP Funds”), trust and others. LP Funds are managed by the general partners, who manage all investments on behalf of the limited partners. The Bank, along with other investors, has entered into the LP Funds as a limited partner. The trust is managed by investment manager who makes investment decisions on behalf of the trust as per the trust deed and the investment management agreement.

The total remaining capital commitment amount is USD988.42 million as of June 30, 2023, based on drawdown notices issued. The investment in funds, trusts and others do not have an expected maturity date within twelve months.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C8	Loan investments, loan commitments and related ECL allowance

Loan investments	June 30, 2023	Dec. 31, 2022
Gross carrying amount	20,437,756	17,935,092
ECL allowance	(328,567)	(293,161)
Net carrying amount	20,109,189	17,641,931

Loan investments are carried at amortized cost. At initial recognition, loan investments are measured at fair value using the assumptions market participants of either sovereign-backed or nonsovereign-backed projects would use when pricing the loan assets. The market where the Bank enters into such transactions is considered to be the principal market. The transaction price normally represents the fair value of loans at their initial recognition.

All sovereign-backed loans to eligible members are subject to the same pricing, taking into account the “preferred creditor status” and other terms giving the Bank rights more favorable than those available to commercial creditors. The Bank applies commercial pricing practices to nonsovereign-backed loans. The Bank has no intention to sell sovereign-backed loans, nor does it believe there is a secondary market for such loans.

The Bank began offering variable spread loans in 2019 where the lending rate consists of a variable reference rate and a variable spread. The variable spread consists of a fixed contractual lending spread and maturity premium along with a variable borrowing cost margin. The reference rate and the borrowing cost margin are determined at each interest rate reset date and are applicable for the following six months. The borrowing cost margin is based on the cost of the underlying funding for these loans at the time of the reset. As at June 30, 2023, USD12,576.20million of the total carrying amount of the Bank’s loans are variable spread loans (Dec. 31, 2022: USD10,887.26 million).

As at June 30, 2023, USD1,246.56 million of the total carrying amount matures within 12 months (Dec. 31, 2022, USD618.65 million).

The following table sets out overall information about the credit quality of loan investments and loan commitments issued for effective contracts as at June 30, 2023. The gross amounts of loans are net of the transaction costs and fees that are capitalized through the effective interest method, or EIR method.

	June 30, 2023	Dec. 31, 2022
Loan investments, gross carrying amount	20,437,756	17,935,092
Loan commitments	12,091,338	13,039,033

	32,529,094	30,974,125
Total ECL allowance (a)	(330,097)	(294,436)

	32,198,997	30,679,689

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C8	Loan investments, loan commitments and related ECL allowance (Continued)

(a)	As at June 30, 2023, the total ECL allowance related to loan commitments is USD1.53 million (Dec. 31, 2022: USD1.28 million), and is presented as a provision in Note C15.

For the six months ended June 30, 2023, the impairment losses on loan investments and loan commitments were USD35.66 million (for the six months ended June 30, 2022: USD143.59 million), as disclosed in Note C4.

C9	Bond investments at amortized cost

Bond investments	June 30, 2023	Dec. 31, 2022
Externally managed fixed-income portfolio (a)	1,996,117	2,000,504
Internally managed fixed-income portfolio (b)	3,698,266	2,019,748
Investment operations bond portfolios (c)	563,448	557,855
Gross carrying amount	6,257,831	4,578,107
ECL allowance	(14,199)	(12,929)
Net carrying amount	6,243,632	4,565,178

(a)

In Sep. 2021, the Bank engaged an external asset manager to invest in a portfolio of high credit quality securities. The portfolio adopts a hold-to-maturity business strategy. The bonds are initially recognized at fair value and subsequently measured at amortized cost.

(b)

In April 2022, the Bank started an internally managed portfolio to invest in high credit quality securities. The portfolio adopts a hold-to-maturity business strategy. The bonds are initially recognized at fair value and subsequently measured at amortized cost.

(c)

The Bank has invested in a fixed income bond investment portfolio which comprises Asian infrastructure-related bonds and other private bond investment. The bonds are initially recognized at fair value and subsequently measured at amortized cost.

For the six months ended June 30, 2023, USD3.8 million investment loss was recognized as a result of disposal of certain bonds in the portfolios (for the six months ended June 30, 2022: USD10.81 million).

Bond investments at amortized cost are subject to credit losses estimated by applying an ECL model, assessed on a forward-looking basis. As at June 30, 2023, ECL allowance of USD13.70 million and USD0.50 million has been provided respectively to bonds in investment operations and treasury investment portfolio (ECL allowance of USD12.93 million has been provided to bonds in investment operations as at Dec. 31, 2022).

As at Jun 30, 2023, USD909.8 million of the gross carrying amount matures within 12 months (Dec. 31, 2022: USD12.59 million).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C10	Investment in associate

On April 2, 2020, the Bank subscribed for a 30% economic interest in a private company incorporated in Singapore and limited by shares. The purpose of the investee is to acquire and securitize infrastructure loans. As at June 30, 2023, the undrawn capital commitment is USD6 million (as at Dec. 31, 2022: USD6 million).

For the six months ended June 30, 2023, the associate recognized a profit of USD7.1 million (for the year ended Dec. 31, 2022: profit of USD6.1 million). The Bank has recorded a net profit of USD2.1 million following the equity method (for the year ended Dec. 31, 2022: net profit of USD1.8 million).

	For the six months ended June 30, 2023	For the year ended Dec. 31, 2022
As at beginning of period/year	49,176	33,842
Additions	—	13,500
Share of gain for the period/year	2,122	1,834
Total investment in associate	51,298	49,176

C11	Paid-in capital receivables

According to the AOA, payments for paid-in capital (refer to Note C16) are due in five installments, with the exception of members considered as less developed countries, who may pay in ten installments. Paid-in capital receivables represent amounts due from members in respect of paid-in capital. These amounts are initially recognized at fair value and subsequently measured at amortized cost. The fair value discount is accreted through income using the effective interest method. For the six months ended June 30, 2023, none of discount (for the six months ended June 30, 2022: USD0.87 million) has been debited to the reserve. An amount of USD0.71 million (for the six months ended June 30, 2022: USD1.32 million) has been accreted through income in the current period.

As at June 30, 2023, overdue contractual undiscounted paid-in capital receivables amounting to USD198.35 million (Dec. 31, 2022: USD214.06 million) (Note C16) are not considered impaired.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C11	Paid-in capital receivables (Continued)

As at June 30, 2023, USD243.29 million (Dec. 31, 2022: USD258.96 million) of the paid-in capital balance is due within 12 months.

	For the six months ended June 30, 2023	For the year ended Dec. 31, 2022
As at beginning of period/year	304,862	303,695
Paid-in capital receivables originated	-	36,737
Contributions received	(23,109)	(36,727)
Transfer from prepaid paid-in capital to contribution	-	(1,200)
Accretion to profit or loss	712	2,357
Total paid-in capital receivables	282,465	304,862

C12	Other assets

	June 30, 2023	Dec. 31, 2022
Cash collateral receivable (Note C14)	1,642,971	1,872,002
Receivable for unsettled trades	41,487	29,790
Prepayments	5,925	6,008
Receivable for MCDF administration fee	1,128	2,218
Others	3,579	1,229
Total other assets	1,695,090	1,911,247

C13	Borrowings

	June 30, 2023	Dec. 31, 2022
i) Borrowings carried at fair value
SEC-registered notes (a)	18,298,742	16,135,993
Global Medium-Term Notes (b)	8,753,773	5,411,566
Australian Dollar and New Zealand Dollar Bonds (c)	1,112,082	964,221
RMB Denominated Panda Bond (d)	762,720	656,531
Total borrowings at fair value	28,927,317	23,168,311

	June 30, 2023	Dec. 31, 2022
ii) Borrowings carried at amortized cost
Global Medium-Term Notes (b)	1,261,928	1,208,555
Euro Commercial Papers (e)	591,035	-
Other bond issuance (f)	102,190	98,862
Total borrowings at amortized cost	1,955,153	1,307,417
Total borrowings	30,882,470	24,475,728

(a)

As at June 30, 2023, the Bank has issued a total of USD19.25 billion SEC-registered fixed rate global notes in the capital markets. These notes are listed on the London Stock Exchange’s main market. The following table sets out the details of the SEC-registered notes.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Borrowings (Continued)

(in USD million)
Date of issuance	Notional amount	Cash proceeds	Coupon (per annum)	Coupon payment	Maturity date
May 16, 2019	2,500	2,492.95	2.25%	Semi-annual	May 16, 2024
May 28, 2020	3,000	2,984.94	0.50%	Semi-annual	May 28, 2025
Sep. 29, 2020	3,000	2,994.09	0.25%	Semi-annual	Sep. 29, 2023
Jan. 27, 2021	3,000	2,987.16	0.50%	Semi-annual	Jan. 27, 2026
Sep. 16, 2021	2,500	2,496.30	0.50%	Semi-annual	Oct. 30, 2024
June 29, 2022	1,250	1,246.08	3.375%	Semi-annual	June 29, 2025
Sep. 14, 2022	2,000	1,994.40	3.75%	Semi-annual	Sep. 14, 2027
Jan. 18, 2023	2,000	1,988.00	4.00%	Semi-annual	Jan. 18, 2028
Total	19,250	19,183.92

(b)

As at June 30, 2023, the Bank issued a total of USD11,235.40 million equivalent fixed rate notes, and a total of USD1,250.00 million floating rate notes under its Global Medium-Term Note (“GMTN”) program through a combination of private and public placements, of which amount of USD1,462.30 million equivalent fixed rate notes have been repaid. The following table sets out the details of the GMTN notes by denominated currency. The interest expense is mostly payable annually.

GMTNs in denominated
currency	June 30, 2023	Dec. 31, 2022
GBP	3,288,186	2,070,561
USD	1,975,000	2,025,000
EUR	1,767,498	161,898
CNH	994,860	1,238,492
TRY	674,072	549,253
HKD	627,297	302,942
MXN	591,210	125,123
INR	343,203	202,950
Others	761,783	622,204
Total	11,023,109	7,298,423

(c)

As at June 30, 2023, the Bank has issued a total of USD1,483.05 million equivalent fixed rate notes under its Australian Dollar and New Zealand Dollar Debt Issuance program through a combination of private and public placements, of which amount of USD179.10 million equivalent fixed rate notes have been repaid. The interest expense payable is semi-annually.

(d)

As at June 30, 2023, the Bank has issued a total of USD1,215.58 million equivalent fixed rate Renminbi denominated bonds (“RMB Denominated Panda Bond”) through public placements, of which amount of USD424.63 million equivalent fixed rate notes have been repaid. The interest expense payable is annually.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Borrowings (Continued)

(e)

As at June 30, 2023, the Bank has issued a total of USD1,747.79 million under its Euro Commercial Paper (“ECP”) program to expand the Bank’s short-term funding options in the debt capital market, of which amount of USD1,147.79 million equivalent fixed rate notes have been repaid.

(f)	As at June 30, 2023, the Bank has USD100.00 million equivalent floating rate bond issuances through private placement in local onshore market, interest expense payable quarterly.

Borrowings that are paired with swaps are designated as financial liabilities at fair value through profit or loss, in order to significantly reduce accounting mismatches that would have otherwise arisen if the borrowings were carried at amortized cost while the related swaps are carried at fair value. Interest from borrowings was calculated based on outstanding balances of the borrowings and coupon rates and presented as interest expense in the Statement of Comprehensive Income.

Floating rate notes and ECP are carried at amortized cost with interest expenses recognized under effective interest rate method.

The fair value changes for financial liabilities that are designated as at fair value through profit or loss, that is attributable to changes in the Bank’s own credit risk, are recognized in other comprehensive income in accordance with the requirements of IFRS 9. Fair value movements attributable to changes in the Bank’s own credit risk are determined using the mark-to-market approach by applying an observable own credit spread curve to the Bank’s exposure at the reporting date.

For the six months ended June 30, 2023, the fair value loss attributable to changes in the Bank’s own credit risk included in the other comprehensive income amounted to USD120.13 million (for the six months ended June 30, 2022: fair value gain of USD 52.60 million).

The following table sets out information about changes in liabilities arising from borrowing activities, including changes arising from cash flows and non-cash changes for the six months ended June 30, 2023 and the year ended Dec. 31, 2022.

	For the six months ended June 30, 2023	For the year ended Dec. 31, 2022
As at beginning of period/year	24,475,728	19,267,851
Changes arising from cash flows
- Proceeds from borrowings, net	8,893,721	7,248,788
- Repayment of borrowings	(2,593,029)	(387,574)
- Interest payments	(246,838)	(235,063)
- Issuance cost for borrowings	6,885	5,598
Non-cash changes
- Accrued interest	354,149	325,156
- Changes in fair values included in the other
comprehensive income	120,126	(71,170)
- Changes in fair values included in profit or loss (Note C3)	(128,272)	(1,677,858)
Total borrowings	30,882,470	24,475,728

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Derivatives

As at June 30, 2023, the Bank has entered into several interest rate swap, foreign exchange forward and cross currency swap contracts. The Bank makes use of derivatives primarily to hedge the Bank’s borrowings, so as to convert issuance proceeds into the currency and interest rate structure sought by the Bank. The Bank also uses derivatives to manage the net interest rate and foreign exchange risks arising from its financial assets including, but not limited to, loans, certificates of deposit and bond investments.

Derivative contracts are financial instruments valued at each reporting date using valuation techniques that consider observable market data such as yield curves, interest rates, and foreign currency rates. Net interest paid or received on these derivative contracts is included within the net gain on financial instruments.

The following table sets out the contractual notional amounts and fair values of the derivatives as at June 30, 2023 and Dec. 31, 2022. The payments under each of the derivative contracts are subject to enforceable master netting arrangements.

	As at June 30, 2023
	Contractual notional	Fair value
	amount	Assets	Liabilities
Derivatives
Interest rate swaps	34,036,342	214,069	1,152,978
Cross currency swaps	15,405,513	273,834	1,065,754
FX forwards	1,716,091	43,722	383
Total derivatives	51,157,946	531,625	2,219,115

	As at Dec. 31, 2022
	Contractual notional	Fair value
	amount	Assets	Liabilities
Derivatives
Interest rate swaps	32,374,705	198,691	1,193,693
Cross currency swaps	10,571,179	278,778	1,008,593
FX forwards	1,189,853	-	84,378
Total derivatives	44,135,737	477,469	2,286,664

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Derivatives (Continued)

The table below presents the undiscounted cash flows in/(out) of the derivatives the Bank has entered into as at June 30, 2023 and Dec. 31, 2022.

	As at June 30, 2023
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Derivatives
Interest rate swaps	(62,246)	(130,298)	(444,625)	(344,107)	5,038	(976,238)
Gross settling cross currency swaps - inflow	150,654	901,804	2,329,472	12,430,764	1,791,216	17,603,910
Gross settling cross currency swaps - outflow	(145,922)	(1,033,086)	(2,433,804)	(12,845,509)	(1,561,027)	(18,019,348)
Gross settling FX forwards - inflow	531,034	1,001,698	83,130	-	-	1,615,862
Gross settling FX forwards - outflow	(517,317)	(967,559)	(81,278)	-	-	(1,566,154)
Total derivatives	(43,797)	(227,441)	(547,105)	(758,852)	235,227	(1,341,968)

	As at Dec. 31, 2022
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Derivatives
Interest rate swaps	(63,188)	(101,881)	(371,607)	(506,796)	4,638	(1,038,834)
Gross settling cross currency swaps - inflow	258,023	62,412	3,330,754	6,762,364	590,245	11,003,798
Gross settling cross currency swaps - outflow	(256,015)	(84,848)	(3,395,789)	(7,299,287)	(589,471)	(11,625,410)
Gross settling FX forwards - inflow	499,779	690,074	-	-	-	1,189,853
Gross settling FX forwards - outflow	(542,180)	(728,402)	-	-	-	(1,270,582)
Total derivatives	(103,581)	(162,645)	(436,642)	(1,043,719)	5,412	(1,741,175)

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Derivatives (Continued)

The Bank requires collateral in the form of cash against the exposures to derivative counterparties. The Bank records cash collateral in respect of the interest rate swaps and cross currency swaps based on the fair value of the swaps. This amount is presented separately in the Bank’s Statement of Financial Position as the cash flows are not applied towards the settlement of net interest payments. The collateral would only be applied against amounts due in the event that some or all the corresponding swaps are terminated early, including, but not limited to, as a result of a default by the relevant counterparty. As at June 30, 2023, the Bank has received cash collateral of USD42.67 million (Note C15) (Dec. 31, 2022: USD112.23 million) from the swap counterparties, and has paid cash collateral of USD1,642.97 million (Note C12) (Dec. 31, 2022: USD1,872.00 million) to the swap counterparties.

Due to the collateral arrangements in the Bank’s derivatives contracts, the counterparty valuation adjustment (“CVA”) and debt valuation adjustment (“DVA”) do not have a material impact on the derivative valuations as at June 30, 2023 and Dec. 31, 2022.

As at June 30, 2023, the Bank makes use of derivatives with notional amount of USD36,600.01 million to hedge the borrowings with carrying amount of USD28,927.32 million. The Bank enters into derivatives with notional amount of USD2,723.57 million to hedge loans with carrying amount of USD2,592.16 million. The Bank makes use of derivatives with notional amount of USD251.00 million to hedge the investment operations fixed-income portfolio with carrying amount of USD234.60 million. Derivatives with notional amount of USD11,583.37 million are used to hedge financial instruments in treasury investment portfolio. The Bank’s risk exposures have been well managed; therefore, the respective profit and loss are effectively hedged on a net basis.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C15	Other liabilities

	June 30, 2023	Dec. 31, 2022
Payable for unsettled trades	337,813	-
Cash collateral payable (Note C14)	42,673	112,231
Deferred interest (Note C20)	39,336	34,495
Accrued expenses	22,627	24,001
Staff costs payable	8,175	8,617
Provision—ECL allowance (Note C8)	1,530	1,275
Lease liability	1,035	-
Deferred administration fee (Note C20)	225	300
Others	22	212
Total other liabilities	453,436	181,131

C16	Share capital

	June 30, 2023	Dec. 31, 2022
Authorized capital	100,000,000	100,000,000
– Allocated
- Subscribed	96,964,700	96,964,700
- Unsubscribed	1,036,300	1,621,800
– Unallocated	1,999,000	1,413,500
Total authorized capital	100,000,000	100,000,000
Subscribed capital	96,964,700	96,964,700
Less: callable capital	(77,571,800)	(77,571,800)
Paid-in capital	19,392,900	19,392,900
Paid-in capital comprises:
– amounts received	19,108,879	19,085,770
– amounts due but not yet received	198,352	214,062
– amounts not yet due	85,669	93,068
Total paid-in capital	19,392,900	19,392,900

In accordance with Articles 4 and 5 of the AOA, the initial authorized capital stock of the Bank is USD100 billion, divided into 1,000,000 shares, which shall be available for subscription only by members.

The original authorized capital stock is divided into paid-in shares and callable shares, with paid-in shares having an aggregate par value of USD20 billion and callable shares having an aggregate par value of USD80 billion.

Payment of the amount subscribed to the callable capital stock of the Bank shall be subject to call only as and when required by the Bank to meet its liabilities. Calls on unpaid subscriptions shall be uniform in percentage on all callable shares.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C16	Share capital (Continued)

In accordance with Article 37 of the AOA, any member may withdraw from the Bank at any time by delivering a notice in writing to the Bank at its principal office. A withdrawing member remains liable for all direct and contingent obligations to the Bank to which it was subject at the date of delivery of the withdrawal notice. At the time a country ceases to be a member, the Bank shall arrange for the repurchase of such country’s shares by the Bank as a part of the settlement of accounts with such country.

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital
Afghanistan	866	86,600	69,300	17,300
Algeria	50	5,000	4,000	1,000
Argentina	50	5,000	4,000	1,000
Australia	36,912	3,691,200	2,953,000	738,200
Austria	5,008	500,800	400,600	100,200
Azerbaijan	2,541	254,100	203,300	50,800
Bahrain	1,036	103,600	82,900	20,700
Bangladesh	6,605	660,500	528,400	132,100
Belarus	641	64,100	51,300	12,800
Belgium	2,846	284,600	227,700	56,900
Benin	50	5,000	4,000	1,000
Brazil	50	5,000	4,000	1,000
Brunei Darussalam	524	52,400	41,900	10,500
Cambodia	623	62,300	49,800	12,500
Canada	9,954	995,400	796,300	199,100
Chile	100	10,000	8,000	2,000
China	297,804	29,780,400	23,824,300	5,956,100
Cook Islands	5	500	400	100
Côte d’Ivoire	50	5,000	4,000	1,000
Croatia	50	5,000	4,000	1,000
Cyprus	200	20,000	16,000	4,000
Denmark	3,695	369,500	295,600	73,900
Ecuador	50	5,000	4,000	1,000
Egypt	6,505	650,500	520,400	130,100
Ethiopia	458	45,800	36,600	9,200
Fiji	125	12,500	10,000	2,500
Finland	3,103	310,300	248,200	62,100
France	33,756	3,375,600	2,700,500	675,100
Georgia	539	53,900	43,100	10,800
Germany	44,842	4,484,200	3,587,400	896,800
Ghana	50	5,000	4,000	1,000
Greece	100	10,000	8,000	2,000
Guinea	50	5,000	4,000	1,000
Hong Kong, China	7,651	765,100	612,100	153,000
Hungary	1,000	100,000	80,000	20,000
Iceland	176	17,600	14,100	3,500
India	83,673	8,367,300	6,693,800	1,673,500
Indonesia	33,607	3,360,700	2,688,600	672,100
Iran	15,808	1,580,800	1,264,600	316,200
Iraq	250	25,000	20,000	5,000
Ireland	1,313	131,300	105,000	26,300
Israel	7,499	749,900	599,900	150,000
Italy	25,718	2,571,800	2,057,400	514,400
Jordan	1,192	119,200	95,400	23,800

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C16	Share capital (Continued)

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital
Kazakhstan	7,293	729,300	583,400	145,900
Korea	37,387	3,738,700	2,991,000	747,700
Kyrgyz Republic	268	26,800	21,400	5,400
Lao PDR	430	43,000	34,400	8,600
Liberia	50	5,000	4,000	1,000
Luxembourg	697	69,700	55,800	13,900
Madagascar	50	5,000	4,000	1,000
Malaysia	1,095	109,500	87,600	21,900
Maldives	72	7,200	5,800	1,400
Malta	136	13,600	10,900	2,700
Mongolia	411	41,100	32,900	8,200
Morocco	50	5,000	4,000	1,000
Myanmar	2,645	264,500	211,600	52,900
Nepal	809	80,900	64,700	16,200
Netherlands	10,313	1,031,300	825,000	206,300
New Zealand	4,615	461,500	369,200	92,300
Norway	5,506	550,600	440,500	110,100
Oman	2,592	259,200	207,400	51,800
Pakistan	10,341	1,034,100	827,300	206,800
Peru	1,546	154,600	123,700	30,900
Philippines	9,791	979,100	783,300	195,800
Poland	8,318	831,800	665,400	166,400
Portugal	650	65,000	52,000	13,000
Qatar	6,044	604,400	483,500	120,900
Romania	1,530	153,000	122,400	30,600
Russia	65,362	6,536,200	5,229,000	1,307,200
Rwanda	50	5,000	4,000	1,000
Samoa	21	2,100	1,700	400
Saudi Arabia	25,446	2,544,600	2,035,700	508,900
Serbia	50	5,000	4,000	1,000
Singapore	2,500	250,000	200,000	50,000
Spain	17,615	1,761,500	1,409,200	352,300
Sri Lanka	2,690	269,000	215,200	53,800
Sudan	590	59,000	47,200	11,800
Sweden	6,300	630,000	504,000	126,000
Switzerland	7,064	706,400	565,100	141,300
Tajikistan	309	30,900	24,700	6,200
Thailand	14,275	1,427,500	1,142,000	285,500
Timor-Leste	160	16,000	12,800	3,200
Tonga	12	1,200	1,000	200
Tunisia	50	5,000	4,000	1,000
Türkiye	26,099	2,609,900	2,087,900	522,000
United Arab Emirates	11,857	1,185,700	948,600	237,100
United Kingdom	30,547	3,054,700	2,443,800	610,900
Uruguay	50	5,000	4,000	1,000
Uzbekistan	2,198	219,800	175,800	44,000
Vanuatu	5	500	400	100
Viet Nam	6,633	663,300	530,600	132,700
Total	969,647	96,964,700	77,571,800	19,392,900

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C17	Reserves

Based on Article 18.1 of the AOA, the Board of Governors shall determine at least annually what part of the net income of the Bank shall be allocated, after making provision for reserves, to retained earnings or other purposes and what part, if any, shall be distributed to the members.

C18	Distribution

Retained earnings as at June 30, 2023 are USD1,458.64 million (Dec. 31, 2022: USD1,065.55 million). For the six months ended June 30, 2023, USD0.71 million (for the six months ended June 30, 2022: USD1.32 million) of retained earnings has been transferred to the serve for accretion of the paid-in capital receivables.

No dividends were declared during the reporting period.

C19	Unconsolidated structured entities

Special Funds established and administered by the Bank based on Article 17.1 of the AOA are unconsolidated structured entities for accounting purposes. Consistent with Article 10 of the Bank’s AOA, the resources of the Special Funds shall at all times and in all respects be held, used, committed, invested or otherwise disposed of entirely separately from the Bank’s ordinary resources.

The Project Preparation Special Fund

The objective of the Project Preparation Special Fund is to support and facilitate preparatory activities during the preparation and early implementation of projects, on a grant basis, for the benefit of one or more members of the Bank that, at the time when the decision to extend the grant is made by the Bank, are classified as recipients of financing from the International Development Association (“IDA”), and other members of the Bank with substantial development needs and capacity constraints.

The resources of the Project Preparation Special Fund consist of: (a) amounts accepted from any member of the Bank, any of its political or administrative sub-divisions, or any entity under the control of the member or such sub-divisions or any other country, entity or person approved by the President may become a contributor to the Special Funds; (b) income derived from investment of the resources of the Special Funds; and (c) funds reimbursed to the Special Funds, if any.

The full cost of administering the Project Preparation Special Fund is charged to the Project Preparation Special Fund. The Bank charges an administration fee equal to 1% of any contribution, and the Project Preparation Special Fund bears all expenses appertaining directly to operations financed from the resources of the Project Preparation Special Fund.

As at June 30, 2023, the Project Preparation Special Fund has aggregate contributions received amounting to USD128 million (Dec. 31, 2022: USD128 million). For the six months ended June 30, 2023, fees recognized as income amounted to USD0.08 million (for the six months ended June 30, 2022: USD0.13 million) (Note C2). As at June 30, 2023, deferred administration fees recognized as other liabilities amounted to USD0.23 million (Dec. 31, 2022: USD0.3 million) (Note C15).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Unconsolidated structured entities (Continued)

The Special Fund Window for Less Developed Members

The Special Fund Window for Less Developed Members provides interest rate buy-down to eligible sovereign-backed financing aligned with AIIB’s Corporate Strategy in eligible members according to the approved Rules and Regulations. The Special Fund Window for Less Developed Members was funded by the amounts transferred by the Bank from its Project Preparation Special Fund and was renamed from the Special Fund Window under the COVID-19 Crisis Recovery Facility upon the approval of the AIIB Board of Directors on March 23, 2022.

As at June 30, 2023, interest rate buy-down balance for eligible sovereign-backed loans from Special Fund Window for Less Developed Members amounted to USD39.34 million (Dec. 31, 2022: USD34.50 million) (Note C15).

AIIB External Special Funds

Special Fund resources received by AIIB in its role as implementing entity of multilateral partnership facilities are considered as AIIB External Special Funds collectively. AIIB became the Global Infrastructure Facility Technical Partner (“GIF TP”) on June 23, 2021 after executing the Financial Procedures Agreement; the MCDF Implementing Partner (“MCDF IP”) on Aug. 9, 2021 after executing the Implementing Partner Agreement; and the Pandemic Prevention, Preparedness and Response Trust Fund Implementing Entity (“PPR IE”) on Feb. 10, 2023 after executing the Financial Procedures Agreement. Resources from the multilateral partnership facilities are administrated in separate External Special Funds (i.e., the GIF TP Special Fund, the MCDF IP Special Fund and the PPR IE Special Fund).

The Bank is not obliged to provide financial support to the Special Funds.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions

Parties are generally considered to be related if the parties are under common control, or one party has the ability to control the other party or can exercise significant influence over the other party in making financial or operational decisions. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely to the legal form.

Major outstanding balances with related parties are as follows:

	June 30, 2023		Dec. 31, 2022
	PRC related entities	Other related parties	PRC related entities	Other related parties
Loan investments	1,564,206	-	1,175,621	-
LP Fund	58,781	-	58,121	-
Equity and bond investment in associate	-	157,732	-	162,850
Other liabilities	-	39,561	-	34,795
The income and expense items affected by transactions with related parties are as follows:
	For the six months ended		For the six months ended
	June 30, 2023		June 30, 2022
	PRC related entities	Other related parties	PRC related entities	Other related parties
Income from loan investments	33,747	-	11,191	-
Net gain on LP Fund	936	-	3,982	-
Net gain/(loss) on equity and bond investment in associate	-	7,049	-	(536)
Income from Special Funds (Administration Fee)	-	75	-	125

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions (Continued)

Shareholder with significant influence

The Bank considers PRC as the member that has a significant influence over the Bank’s financial and operating policies through its ability to exercise its voting powers in the Board. As of June 30, 2023, the Government of the PRC (the “Government”) owned approximately 30.71% of the paid-in capital of the Bank (Dec. 31, 2022: approximately 30.71%).

The Bank enters into transactions with enterprises ultimately controlled by the Government (State-owned Entities), including but not limited to, lending, bond investments, equity and fund investments, deposits and interbank placements, goods and services.

The Bank considers the transactions with PRC state-owned entities are activities conducted in the ordinary course of business, and the dealings of the Bank have not been significantly or unduly affected by the fact that these entities are ultimately controlled by the Government.

Significant transactions with the PRC related entities are as follows:

(1)	Loan investments

The Bank approved loan facilities to nonsovereign borrowers that are ultimately controlled by State-owned Entities with a total effective amount of USD481.6 million as at June 30, 2023. The Bank entered into the agreement with the borrowers in the ordinary course of business under normal commercial terms and at market rates.

The Bank approved sovereign-backed facilities to PRC with a total effective amount of USD2,333.7 million equivalent as of June 30, 2023. AIIB’s standard interest rate for sovereign-backed loans has been applied. PRC sovereign backed loans on USD LIBOR have been transitioned to SOFR.

(2)	LP Fund

In July 2019, the Bank approved a USD75 million investment into a limited partnership fund organized under the laws of Hong Kong, China and subscribed to an interest therein in November 2019. In addition to the Bank, the Government and other entities related therewith are also limited partners of the Fund. The Bank will not take part in the management of the Fund. As at June 30, 2023, the fair value of the Bank’s interest in the Fund is USD58.78 million (Dec. 31, 2022: USD58.12 million).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions (Continued)

Transactions with other related parties are as follows:

(1)	Equity and bond investment in associate

In April 2020, the Bank subscribed for USD54 million in an associate. The terms of the preference shares provide the Bank with 30% voting power over the financial and operating decisions of the investee’s governing body (Note C10). As at June 30, 2023, the Bank holds USD106.4 million of infrastructure asset-backed securities issued by the associate (Note C7).

(2)	Other liabilities

As at June 30, 2023, other liabilities relate to the Project Preparation Special Fund deferred administration fee of USD0.23 million (Dec. 31, 2022: USD0.3 million) and the interest rate buy-down balance of USD39.34 million from Special Fund Window for Less Developed Members (Dec. 31, 2022: USD34.50 million) (Note C19).

Key management personnel

Key management personnel are those persons who have the authority and responsibility to plan, direct, and control the activities of the Bank. Key management personnel of the Bank is defined as the members of the Bank’s Executive Committee, that is, in accordance with the Terms of Reference of the Executive Committee dated Jan. 5, 2022, the President, the Vice Presidents, the General Counsel, the Chief Risk Officer, the Chief Financial Officer and the Chief Economist.

For the six months ended June 30, 2023 and the year ended Dec. 31, 2022, the Bank has no material transactions with key management personnel.

The compensation of key management personnel during the period comprises short-term employee benefits of USD2.05 million (for the six months ended June 30, 2022: USD2.11 million) and defined contribution plans of USD0.41 million (for the six months ended June 30, 2022: USD0.42 million).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions (Continued)

Use of office building

In accordance with Article 5 of the Headquarters Agreement, Government will provide a permanent office building (“Permanent Premises”) and temporary office accommodation to the Bank, free of charge. The Permanent Premises and temporary office accommodation are provided to the Bank for the purposes of carrying out its Official Activities, as defined in Article 1(k) of the Headquarters Agreement. The Bank does not have legal ownership of the Permanent Premises. Please refer to Headquarters Agreement disclosed on public domain of AIIB website.

The provision of the Permanent Premises and temporary office accommodation is not subject to any consideration payable by the Bank, or any conditions relating to the Bank’s lending or investing activities. The Bank, however, remains responsible for the management of the Premises and/or for the associated costs, including that of utilities and services.

On June 1, 2020, the Bank officially moved to the Permanent Premises. The temporary office was returned to the Government on June 5, 2020.

The Permanent Premises of the Bank are located at Towers A and B, Asia Financial Center, No.1 Tianchen East Road, Chaoyang District, Beijing 100101 and, as of the reporting date, provides the Bank with approximately 81,580 square meters of office space and associated facilities and equipment.

On September 11, 2019, the People’s Government of Tianjin Municipality (the “Tianjin Municipality”) and the Bank entered into a Memorandum of Understanding (the “MOU”), in accordance with Article 5 of the Headquarters Agreement, to set out the arrangements regarding the premises of the Bank as its back-up business office in Tianjin (the “Tianjin Premises”). Specifically, according to the MOU, Tianjin Municipality will provide the Tianjin Premises to the Bank for its use, free of charge, similar to the arrangements for the Permanent Premises.

On March 31, 2021, Tianjin Municipality officially handed over the Tianjin Premises to the Bank. The Tianjin Premises are located at Level 25, Level 26, 3-14, No. 681, Ronghe Road, Binhai New Area, Tianjin, and provide the Bank with approximately 4,258 square meters of office space.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C21	Segment reporting

The Bank has only one reportable segment since financial results are reviewed and resource allocation decisions are made at the entity level.

The following table presents the Bank’s loan revenue by borrowers’ geographic region for the six months ended June 30, 2023, and June 30, 2022.

Loan revenue comprises loan interest incomes, loan commitment fee and service fees.

	For the six months ended June 30, 2023			For the six months ended June 30, 2022
Region	Sovereign -backed loans	Nonsovereign -backed loans	Total	Sovereign -backed loans	Nonsovereign -backed loans	Total
Central Asia	31,700	5,105	36,805	1,927	1,661	3,588
Eastern Asia	28,706	10,357	39,063	8,910	3,451	12,361
Southeastern Asia	102,763	6,728	109,491	19,737	4,390	24,127
Southern Asia	200,116	13,096	213,212	38,340	9,656	47,996
Western Asia	93,196	33,112	126,308	23,018	11,422	34,440
Oceania	3,544	-	3,544	414	-	414
Other Regional	-	9,731	9,731	-	10,076	10,076
Total Regional	460,025	78,129	538,154	92,346	40,656	133,002
Total Non- Regional	19,151	7,469	26,620	2,906	4,017	6,923
Total	479,176	85,598	564,774	95,252	44,673	139,925

C22	Events after the end of the reporting period

There have been no other material events since the reporting date that would require disclosure or adjustment to these financial statements.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D1	Overview

The Bank adopts a proactive and comprehensive approach to risk management that is instrumental to the Bank’s financial viability and success in achieving its mandate. The ability to identify, mitigate, and manage risk begins with the Bank’s policies established with a strong risk culture. In addition to establishing appropriate risk parameters and a thorough and robust project review and monitoring process, the risk management function provides independent oversight of credit and other investment risk, market risk, liquidity risk, counterparty credit risk, model risk, operational risk, and compliance risk in the Bank’s activities. It is also designed to manage assets and liabilities to minimize the volatility in equity value and to maintain sufficient liquidity.

For further information, please refer to the accompanying notes D Financial Risk Management included in the Bank’s financial statements for the year ended Dec. 31, 2022.

D2	Market risk

IBOR reform

The following table contains details of the main financial instruments that the Bank holds as at June 30, 2023, which reference to USD LIBOR and to be transitioned to SOFR:

	Carrying amount/ Notional amount as at June 30, 2023	Carrying amount/ Notional amount as at Dec. 31, 2022
Non-derivative assets and liabilities at carrying amount
Loan investments, at amortized cost	6,255,027	6,247,872
Bond investments, at amortized cost	-	16,224
Investments at fair value through profit or loss
- Bond investments – Treasury investment portfolio	13,067	236,794
- Bond investments – Investment operations portfolio	-	51,700

Non-derivative assets	6,268,094	6,552,590
Loan commitment	4,099,446	4,651,969

Following the transition notices sent to sovereign borrowers for their variable spread loans, informing them of the selection of SOFR as the replacement reference rate to LIBOR and the related amendments to the provisions of the loan agreement, all variable spread sovereign loans have been transitioned to SOFR as of June 30, 2022.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Market risk (Continued)

IBOR reform (Continued)

Fixed spread sovereign-backed loans on a LIBOR reference rate shall be replaced by SOFR at the first interest reprice date after June 30, 2023, following a transition notification sent to the borrowers, as established in the Bank’s General Conditions. By the date when the financial statements are authorized for issue, total carrying amount of USD1,445 million of the fixed spread sovereign-backed loans, with commitment amount of USD1,146 million, have been replaced by SOFR.

The Bank continues the amendment of agreements for nonsovereign loans on a LIBOR reference rate. This is in line with the Bank’s defined nonsovereign transition strategy, as part of which the Bank has adopted Term SOFR as an additional risk-free rate for nonsovereign borrowers from June 2022.

As of June 30, 2023, the Bank follows standard terms of the ISDA protocol to transition all swaps to SOFR reference rate (as of Dec 31, 2022, notional amount of USD10,314 million were yet to be transitioned).

D3	Credit risk

Credit quality analysis

Except for loan investments and bond investments, other financial assets are paid-in capital receivables, deposits with banks and MMFs, for which the credit risk is not material.

The following table sets out the loans and loan commitments for sovereign-backed loans, nonsovereign-backed loans and bond investments at amortized cost, with their respective ECL allowance balances.

	June 30, 2023			Dec. 31, 2022
	Gross Carrying amount	Commitments	ECL	Gross Carrying amount	Commitments	ECL
Sovereign-backed loans	18,069,587	11,531,606	(216,322)	15,889,289	12,541,658	(176,429)
Nonsovereign-backed loans	2,368,169	559,732	(113,775)	2,045,803	497,375	(118,007)
Loan investments	20,437,756	12,091,338	(330,097)	17,935,092	13,039,033	(294,436)
Bond investments	6,257,831	-	(14,199)	4,578,107	-	(12,929)
Total	26,695,587	12,091,338	(344,296)	22,513,199	13,039,033	(307,365)

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk

The geographical distribution of the Bank’s loan investments (gross carrying amount of loans and exposure of loan commitments) and ECL is as follows:

	June 30, 2023			Dec. 31, 2022
Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
Sovereign-backed loans
Central Asia	2,374,746	50,052	2,424,798	2,246,288	49,994	2,296,282
Eastern Asia	2,543,530	-	2,543,530	2,435,457	-	2,435,457
Southeastern Asia	5,071,308	70,651	5,141,959	4,574,645	70,339	4,644,984
Southern Asia	12,976,565	829,645	13,806,210	12,748,127	832,773	13,580,900
Western Asia	3,810,300	603,283	4,413,583	3,611,329	602,787	4,214,116
Oceania	120,129	-	120,129	120,142	-	120,142
Total Regional	26,896,578	1,553,631	28,450,209	25,735,988	1,555,893	27,291,881
Total Non-Regional	1,150,984	-	1,150,984	1,139,066	-	1,139,066
Subtotal	28,047,562	1,553,631	29,601,193	26,875,054	1,555,893	28,430,947

	June 30, 2023			Dec. 31, 2022
Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
ECL allowance
Central Asia	1,756	8,004	9,760	2,107	7,969	10,076
Eastern Asia	797	-	797	425	-	425
Southeastern Asia	659	18,740	19,399	457	18,461	18,918
Southern Asia	31,241	129,307	160,548	28,931	90,965	119,896
Western Asia	7,348	15,487	22,835	7,261	16,925	24,186
Oceania	562	-	562	317	-	317
Total Regional	42,363	171,538	213,901	39,498	134,320	173,818
Total Non-Regional	2,421	-	2,421	2,611	-	2,611
Subtotal	44,784	171,538	216,322	42,109	134,320	176,429

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk (Continued)

	June 30, 2023				Dec. 31, 2022
Region	Stage 1	Stage 2	Stage 3(1)	Total	Stage 1	Stage 2	Stage 3(1)	Total
Nonsovereign-backed loans
Central Asia	210,083	-	-	210,083	129,875	-	-	129,875
Eastern Asia	475,371	-	-	475,371	502,510	-	-	502,510
Southeastern Asia	335,052	-	73,768	408,820	191,339	-	74,068	265,407
Southern Asia	553,732	-	-	553,732	441,483	-	-	441,483
Western Asia	773,541	62,204	-	835,745	523,111	175,238	-	698,349
Other Regional	-	274,468	-	274,468	-	332,379	-	332,379
Total Regional	2,347,779	336,672	73,768	2,758,219	1,788,318	507,617	74,068	2,370,003
Total Non- Regional	51,130	118,552	-	169,682	50,804	122,371	-	173,175
Subtotal	2,398,909	455,224	73,768	2,927,901	1,839,122	629,988	74,068	2,543,178
Total	30,446,471	2,008,855	73,768	32,529,094	28,714,176	2,185,881	74,068	30,974,125

	June 30, 2023				Dec. 31, 2022
Region	Stage 1	Stage 2	Stage 3(1)	Total	Stage 1	Stage 2	Stage 3(1)	Total
ECL allowance
Central Asia	812	-	-	812	407	-	-	407
Eastern Asia	218	-	-	218	125	-	-	125
Southeastern Asia	755	-	68,502	69,257	222	-	66,909	67,131
Southern Asia	727	-	-	727	437	-	-	437
Western Asia	6,190	1,775	-	7,965	4,406	7,002	-	11,408
Other Regional	-	19,961	-	19,961	-	31,035	-	31,035
Total Regional	8,702	21,736	68,502	98,940	5,597	38,037	66,909	110,543
Total Non- Regional	665	14,170	-	14,835	609	6,855	-	7,464
Subtotal	9,367	35,906	68,502	113,775	6,206	44,892	66,909	118,007
Total	54,151	207,444	68,502	330,097	48,315	179,212	66,909	294,436

(1)

A nonsovereign-backed loan was assessed as “credit impaired” and downgraded to Stage 3 in 2021. As at June 30, 2023, USD68.50 million of ECL allowance has been provided for the loan (as at Dec. 31, 2022: USD66.91 million).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk (Continued)

The sector distribution of the Bank’s loan investments (gross carrying amount of loans and exposure of loan commitments) and ECL is as follows:

	June 30, 2023			Dec. 31, 2022
Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
Sovereign-backed loans
CRF(1)-Economic Resilience/PBF(2)	8,196,245	-	8,196,245	7,153,708	-	7,153,708
CRF-Finance/Liquidity	1,353,708	230,302	1,584,010	1,346,014	230,190	1,576,204
CRF-Public Health	3,558,964	-	3,558,964	3,648,831	-	3,648,831
Education Infrastructure	249,786	-	249,786	249,912	-	249,912
Energy	4,004,348	901,222	4,905,570	4,096,871	901,622	4,998,493
Transport	5,165,046	142,005	5,307,051	5,067,408	144,134	5,211,542
Urban	1,389,944	200,140	1,590,084	1,402,846	200,015	1,602,861
Water	3,647,774	-	3,647,774	3,627,625	-	3,627,625
Multi-sector	399,542	-	399,542	199,765	-	199,765
Others	82,205	79,962	162,167	82,074	79,932	162,006
Subtotal	28,047,562	1,553,631	29,601,193	26,875,054	1,555,893	28,430,947

	June 30, 2023			Dec. 31, 2022
Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
ECL allowance
CRF-Economic Resilience/PBF	31,966	-	31,966	30,256	-	30,256
CRF-Finance/Liquidity	3,316	31,132	34,448	3,599	35,825	39,424
CRF-Public Health	1,819	-	1,819	1,707	-	1,707
Education Infrastructure	8	-	8	5	-	5
Energy	2,950	46,748	49,698	3,321	48,779	52,100
Transport	1,320	26,142	27,462	1,068	26,335	27,403
Urban	1,721	49,566	51,287	935	16,906	17,841
Water	1,314	-	1,314	1,139	-	1,139
Multi-sector	325	-	325	54	-	54
Others	45	17,950	17,995	25	6,475	6,500
Subtotal	44,784	171,538	216,322	42,109	134,320	176,429

(1)	Crisis Recovery Facility (CRF) is to support AIIB’s members and clients in alleviating and mitigating economic, financial and public health pressures arising from COVID-19.

(2)	PBF refers to policy-based financing.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk (Continued)

	June 30, 2023				Dec. 31, 2022
Sector	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Nonsovereign-backed loans
CRF-Finance/ Liquidity	381,084	274,468	-	655,552	301,638	332,379	-	634,017
CRF-Public Health	62,327	-	-	62,327	99,702	-	-	99,702
Digital Infrastructure and Technology	136,796	-	73,768	210,564	135,724	-	74,068	209,792
Energy	969,882	180,756	-	1,150,638	732,146	191,234	-	923,380
Multi-sector	293,423	-	-	293,423	300,806	-	-	300,806
Transport	243,881	-	-	243,881	67,044	-	-	67,044
Urban	311,516	-	-	311,516	202,062	106,375	-	308,437
Subtotal	2,398,909	455,224	73,768	2,927,901	1,839,122	629,988	74,068	2,543,178
Total	30,446,471	2,008,855	73,768	32,529,094	28,714,176	2,185,881	74,068	30,974,125

	June 30, 2023				Dec. 31, 2022
Sector	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
ECL allowance
CRF-Finance/ Liquidity	2,899	19,961	-	22,860	2,860	31,035	-	33,895
CRF-Public Health	102	-	-	102	79	-	-	79
Digital Infrastructure and Technology	200	-	68,502	68,702	129	-	66,909	67,038
Energy	2,665	15,945	-	18,610	1,881	9,047	-	10,928
Multi-sector	735	-	-	735	675	-	-	675
Transport	1,924	-	-	1,924	465	-	-	465
Urban	842	-	-	842	117	4,810	-	4,927
Subtotal	9,367	35,906	68,502	113,775	6,206	44,892	66,909	118,007
Total	54,151	207,444	68,502	330,097	48,315	179,212	66,909	294,436

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(ii) Reconciliation of gross carrying amount of loans and exposure of loan commitments, bond investments, and ECL

An analysis of the changes in the gross carrying amount of loans and exposure of loan commitments, with the related changes in ECL allowances is as follows:

Sovereign-backed loans

	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2023	26,875,054	1,555,893	28,430,947
New loans and commitments originated	1,308,000	-	1,308,000
Repayments	(61,863)	(3,620)	(65,483)
Movement in net transaction costs, fees, and related income through EIR method	79,618	1,358	80,976
Cancelled commitment	(194,743)	-	(194,743)
Foreign exchange movements	41,496	-	41,496
Transfer to stage 1	-	-	-
Transfer to stage 2	-	-	-
As at June 30, 2023	28,047,562	1,553,631	29,601,193

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2023	42,109	134,320	176,429
Additions	1,067	-	1,067
Change in risk parameters (1)	1,623	37,218	38,841
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	-	-	-
Reversal of ECL allowance	(15)	-	(15)
As at June 30, 2023	44,784	171,538	216,322

(1)	The change in the loss allowance is due to change in the Probability of Default (“PD”), Loss Given Default (“LGD”) and exposure at default used to calculate the expected credit loss for the loans.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans

	Stage 1	Stage 2	Stage 3	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2023	1,839,122	629,988	74,068	2,543,178
New loans and commitments originated	522,206	-	-	522,206
Repayments	(22,723)	(11,587)	-	(34,310)
Movement in net transaction costs, fees, and related income through EIR method	1,414	1,172	(300)	2,286
Derecognition and cancelled commitment	(1,798)	-	-	(1,798)
Commitment expired	(37,500)	-	-	(37,500)
Foreign exchange movements	(9,992)	(56,169)	-	(66,161)
Transfer to stage 1	108,180	(108,180)	-	-
Transfer to stage 2	-	-	-	-
As at June 30, 2023	2,398,909	455,224	73,768	2,927,901

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2023	6,206	44,892	66,909	118,007
Additions	2,623	-	-	2,623
Change in risk parameters (1)	(189)	(4,176)	1,593	(2,772)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	727	(4,810)	-	(4,083)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	-	-	-	-
Reversal of ECL allowance	-	-	-	-
As at June 30, 2023	9,367	35,906	68,502	113,775
Total gross carrying amount of loans and exposure of loan commitments as at June 30, 2023	30,446,471	2,008,855	73,768	32,529,094
Total ECL allowance as at June 30, 2023	54,151	207,444	68,502	330,097

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Sovereign-backed loans

	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2022	18,547,751	1,792,176	20,339,927
New loans and commitments originated	8,244,122	-	8,244,122
Repayments	(92,991)	(17,646)	(110,637)
Movement in net transaction costs, fees, and related income through EIR method	109,067	8,001	117,068
Cancelled commitment	(53,140)	(19,448)	(72,588)
Foreign exchange movements	(86,945)	-	(86,945)
Transfer to stage 1	287,142	(287,142)	-
Transfer to stage 2	(79,952)	79,952	-
As at Dec. 31, 2022	26,875,054	1,555,893	28,430,947

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2022	16,121	97,658	113,779
Additions	14,359	-	14,359
Change in risk parameters (1)	12,003	29,612	41,615
Change from lifetime (stage 2) to 12-month (stage 1) ECL	213	(5,585)	(5,372)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(491)	13,001	12,510
Reversal of ECL allowance	(96)	(366)	(462)
As at Dec. 31, 2022	42,109	134,320	176,429

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans

	Stage 1	Stage 2	Stage 3	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2022	1,977,604	316,388	75,525	2,369,517
New loans and commitments originated	540,986	-	-	540,986
Repayments	(148,194)	(185,686)	(1,739)	(335,619)
Movement in net transaction costs, fees, and related income through EIR method	5,149	(887)	282	4,544
Derecognition and cancelled commitment	(16,258)	(6,714)	-	(22,972)
Foreign exchange movements	(13,278)	-	-	(13,278)
Transfer to stage 1	54,239	(54,239)	-	-
Transfer to stage 2	(561,126)	561,126	-	-
As at Dec. 31, 2022	1,839,122	629,988	74,068	2,543,178

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2022	5,956	19,022	44,018	68,996
Additions	2,596	-	-	2,596
Change in risk parameters (1)	(824)	(13,726)	22,891	8,341
Change from lifetime (stage 2) to 12-month (stage 1) ECL	183	(2,777)	-	(2,594)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(1,694)	42,700	-	41,006
Reversal of ECL allowance	(11)	(327)	-	(338)
As at Dec. 31, 2022	6,206	44,892	66,909	118,007
Total gross carrying amount of loans and exposure of loan commitments as at Dec. 31, 2022	28,714,176	2,185,881	74,068	30,974,125
Total ECL allowance as at Dec. 31, 2022	48,315	179,212	66,909	294,436

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Bond investments

	Stage 1	Stage 2	Stage 3(1)	Total
Bond investments as at Jan. 1, 2023	4,564,046	-	14,061	4,578,107
New bond investments	1,707,352	-	-	1,707,352
Accrual and amortization	28,122	-	224	28,346
Transfer to stage 1	-	-	-	-
Transfer to stage 2	(42,824)	42,824	-	-
Transfer to stage 3	-	-	-	-
Derecognition	(55,974)	-	-	(55,974)
As at June 30, 2023	6,200,722	42,824	14,285	6,257,831

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2023	1,122	-	11,807	12,929
Additions	173	-	-	173
Change in risk parameters	313	-	1,245	1,558
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	-	26	-	26
Change from 12-month (stage 1) to lifetime (stage 3) ECL	-	-	-	-
Reversal of ECL allowance	(487)	-	-	(487)
As at June 30, 2023	1,121	26	13,052	14,199

(1)	The Bank held bonds from four issuers that were assessed as “credit impaired” and downgraded to Stage 3. As at June 30, 2023, USD13.05 million of ECL allowance has been provided for the bonds.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Bond investments

	Stage 1	Stage 2	Stage 3	Total
Bond investments as at Jan. 1, 2022	2,401,627	98,016	-	2,499,643
New bond investments	2,203,979	-	-	2,203,979
Accrual and amortization	18,033	(495)	-	17,538
Transfer to stage 1	59,533	(59,533)	-	-
Transfer to stage 3	(9,788)	(14,061)	23,849	-
Derecognition	(109,338)	(23,927)	(9,788)	(143,053)
As at Dec. 31, 2022	4,564,046	-	14,061	4,578,107

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2022	699	3,825	-	4,524
Additions	168	-	-	168
Change in risk parameters	(17)	-	-	(17)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	403	(2,161)	-	(1,758)
Change from 12-month (stage 2) to lifetime (stage 3) ECL	-	(1,166)	11,807	10,641
Change from 12-month (stage 1) to lifetime (stage 3) ECL	(12)	-	1,280	1,268
Reversal of ECL allowance	(119)	(498)	(1,280)	(1,897)
As at Dec. 31, 2022	1,122	-	11,807	12,929

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

The majority of the Bank’s assets and liabilities in the Statement of Financial Position are financial assets and financial liabilities. Fair value measurement of nonfinancial assets and nonfinancial liabilities do not have a material impact on the Bank’s financial position and operations, taken as a whole.

The Bank does not have any financial assets or financial liabilities subject to nonrecurring fair value measurements for the six months ended June 30, 2023 (for the six months ended June 30, 2022: none).

The fair value of the Bank’s financial assets and financial liabilities are determined as follows:

-

If traded in active markets, fair values of financial assets and financial liabilities with standard terms and conditions are determined with reference to quoted market bid prices and ask prices, respectively.

-

If not traded in active markets, fair values of financial assets and financial liabilities are determined in accordance with generally accepted pricing models or discounted cash flow analysis using prices from observable current market transactions for similar instruments or using unobservable inputs relevant to the Bank’s assessment.

Fair value hierarchy

The Bank classifies financial assets and financial liabilities into the following three levels based on the extent to which inputs to valuation techniques used to measure fair value of the financial assets and financial liabilities are observable:

Level 1:	Fair value measurements are those derived from quoted prices (unadjusted) in an active market for identical assets or liabilities;

Level 2:

Fair value measurements are those derived from inputs other than quoted included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3:	Fair value measurements are based on models, and unobservable inputs are significant to the entire measurement.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities not measured at fair value on the Statement of Financial Position

The table below summarizes the carrying amounts and fair values of those financial instruments not measured in the Statement of Financial Position at their fair value:

	June 30, 2023		Dec. 31, 2022
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
- Term deposits	6,226,009	6,226,009	6,669,005	6,669,005
- Loan investments, at amortized cost	20,109,189	20,260,856	17,641,931	18,120,730
- Bond investments, at amortized cost	6,243,632	5,957,893	4,565,178	4,281,812
- Paid-in capital receivables	282,465	279,043	304,862	301,569
Total financial assets	32,861,295	32,723,801	29,180,976	29,373,116
Financial liabilities
- Borrowings	1,955,153	1,952,595	1,307,417	1,302,352
Total financial liabilities	1,955,153	1,952,595	1,307,417	1,302,352

As at June 30, 2023, other than those disclosed above, the Bank’s balances of financial instruments not measured at fair value but with short-term maturity approximate their fair values.

Fair value of loan investments and paid-in capital receivables measured at amortized cost has been calculated using Level 3 inputs by discounting the cash flows at a current interest rate applicable to each loan and paid-in capital receivable.

The significant input used in the fair value of loan investments are risk-free rate, credit default swap spreads, expected recovery rate and foreign exchange rates. Management makes certain assumptions about the unobservable inputs to the model. These are regularly assessed for reasonableness and impact on the fair value of loans. An increase in the level of forecast cash flows in subsequent periods would lead to an increase in the fair value and an increase in the discount rate used to discount to forecast cash flow would lead to a decrease in the fair value of loans.

Fair value of bond investments held at amortized cost are generally based upon quoted market prices, if available. If the market prices are not readily available, fair values are estimated using either values obtained from independent parties offering pricing services or adjusted quoted market prices of comparable investments or using the discounted cash flow methodology.

Fair value of borrowings held at amortized cost are generally based upon quoted market prices, if available. If the market prices are not readily available, fair values are determined using discounted cash flow models.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position (Continued)

The table below summarizes the fair values of the financial assets and financial liabilities measured in the Statement of Financial Position at their fair value:

As at June 30, 2023
	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers Program	3,593,712	532,561	-	4,126,273
- Investment in funds, trusts and others	-	-	763,044	763,044
- Bond investments	7,817,315	263,640	-	8,080,955
- Certificates of deposit and commercial papers	-	3,338,831	-	3,338,831
- Investment operations fixed-income portfolio	234,598	-	-	234,598
Money Market Funds	-	596,240	-	596,240
Derivative assets	-	531,625	-	531,625
Total financial assets	11,645,625	5,262,897	763,044	17,671,566
Borrowings	-	(28,927,317)	-	(28,927,317)
Derivative liabilities	-	(2,219,115)	-	(2,219,115)
Total financial liabilities	-	(31,146,432)	-	(31,146,432)

As at Dec. 31, 2022
	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers Program	3,561,032	459,074	-	4,020,106
- Investment in funds, trusts and others	-	-	608,912	608,912
- Bond investments	5,624,581	113,674	-	5,738,255
- Certificates of deposit and commercial papers	-	2,114,223	-	2,114,223
- Investment operations fixed-income portfolio	220,451	-	-	220,451
Money Market Funds	-	1,280,649	-	1,280,649
Derivative assets	-	477,469	-	477,469
Total financial assets	9,406,064	4,445,089	608,912	14,460,065
Borrowings	-	(23,168,311)	-	(23,168,311)
Derivative liabilities	-	(2,286,664)	-	(2,286,664)
Total financial liabilities	-	(25,454,975)	-	(25,454,975)

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the six months ended June 30, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position (Continued)

The table below provides a reconciliation of the fair values of the Bank’s Level 3 financial assets for the six months ended June 30, 2023 and the year ended Dec. 31, 2022.

Investment in funds, trusts and others:

	For the six months ended June 30, 2023	For the year ended Dec. 31, 2022
As at beginning of period/year	608,912	332,226
Additions	160,600	318,967
Return of capital contributions	(5,474)	(55,845)
Fair value (loss)/gain, net	(994)	13,564
Total investment in funds, trusts and others	763,044	608,912

The fair value gains or losses are attributable to the change in unrealized gains or losses relating to those financial assets held at the end of the reporting period. For the six months ended June 30, 2023, the realized gains arising from the Bank’s Level 3 financial assets amounting to USD4.9 million (for the six months ended June 30, 2022: USD5.6 million).

The MMFs’ shares are not traded in any market. The fair value of the MMFs is derived from that of the net assets value. Certificates of deposit, External Managers Program, bond investments and commercial papers have been valued at instrument level, adopting either discounted cash flow method based on observable market input, or obtained from market prices. Derivative instruments and borrowings have been valued using discounted cash flow methodology based on observable market inputs. Discounted cash flow valuation technique is mainly used for the valuation of the underlying assets of the funds, trusts and others. The unobservable inputs mainly include weighted average cost of capital, liquidity discount and projected cash flows. The fair value of the investment in funds, trusts and others is based on an adjusted net assets method.

There has been no transfer among Level 1, Level 2 and Level 3 during the six months ended June 30, 2023 (for the year ended Dec. 31, 2022: none).